UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2009

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue
New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 594-2700

N/A

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Marc Holliday

On December 18, 2009, SL Green Realty Corp. (the “Company”) entered into an amended and restated employment agreement with Marc Holliday, which supersedes his previous employment agreement with the Company as of January 1, 2010.

Under Mr. Holliday’s new employment agreement he will serve as the Chief Executive Officer of the Company.  Mr. Holliday’s employment agreement has a term commencing on January 1, 2010 and ending on January 17, 2013, which will automatically renew for successive one-year periods unless either party delivers six months’ prior written notice of non-renewal under the agreement; provided, in the event that Mr. Holliday gives prior written notice of non-renewal, the Company, in its sole discretion, may extend the current term or a renewal term by 90 days (such extension, the “Extension Period”), upon written notice to Mr. Holliday at least 120 days before the end of the current term or such renewal term, as applicable.  The agreement provides for an annual salary of no less than $725,000 from the beginning of the employment period through December 31, 2010 and no less than $1,000,000 from January 1, 2011 through the end of the employment period, and such discretionary annual bonuses as the Company, in its sole discretion, may deem appropriate to reward Mr. Holliday for job performance.  Mr. Holliday will also receive a one-time bonus of $1,000,000, which will be paid in cash on January 18, 2010; provided that Mr. Holliday’s employment with the Company has not been terminated by the Company with Cause or by Mr. Holliday without Good Reason prior to such date.  In the event that Mr. Holliday’s employment is terminated by the Company with Cause or by Mr. Holliday without Good Reason on or before June 30, 2010, Mr. Holliday has agreed to repay this bonus to the Company.  In addition to annual salary and bonuses, the agreement provides for (1) annual contributions of notional stock units with a value equal to $450,000, on January 18th of each year during the employment period (but excluding the Extension Period), into a deferred compensation account maintained on behalf of Mr. Holliday with vesting of each annual contribution occurring on January 17th of the following year subject to continued employment and (2) a grant of an award under the SL Green Realty Corp. 2010 Notional Unit Long-Term Compensation Plan (the “2010 Long-Term Compensation Plan”) equal to at least 20% of the total units available under the 2010 Long-Term Compensation Plan.  The agreement also contemplates that the Company will grant 300,000 restricted stock units to Mr. Holliday on January 1, 2010, with 200,000 of such units subject to time-based vesting occurring in three equal annual installments on January 17th of each  of 2011, 2012 and 2013, and 100,000 of such units subject to performance-based vesting occurring in three equal annual installments on January 17th of each of 2011, 2012 and 2013.  The vesting each year for the performance-based restricted stock units is to be based on the achievement of any of the following financial performance goals during the prior year (or on a cumulative basis from 2010 (or 2009, with respect to stock price appreciation relative to the Company’s peers)): (1) 7% or greater increase in funds from operations on a per-share basis (with 2010 being measured against annualized results from the third and fourth quarters of 2009), (2) 7% or greater stock price appreciation or (3) stock price appreciation or percentage increase in funds from operations in the top one-third of a peer group of companies determined each year by the Company’s Compensation Committee. Under the agreement, the Company is also obligated to maintain a life insurance policy for the benefit of Mr. Holliday’s beneficiaries in the face amount of $10 million, or if not available at reasonable rates, to self-insure Mr. Holliday up to the maximum cash severance payable under the agreement.  The benefit payable under this policy to Mr. Holliday’s beneficiaries will offset certain other benefits that would otherwise be provided to his estate under this agreement, as more fully described below.

If Mr. Holliday’s employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with the Company for 18 months (12 months if employment is terminated upon or after the scheduled expiration of the term of employment or 6 months if employment is terminated in connection with or within 18 months after a Change-in-Control); (2) nonsolicitation of the Company’s employees for 30 months (unless employment is terminated by the Company without Cause or Mr. Holliday with Good Reason in connection with or within 18 months after a Change-in-Control, in which case the nonsolicitation provision will not extend beyond termination of employment); and (3) nondisparagement of the Company and non-interference with its business for one year.  The employment agreement also provides for the following payments and benefits to Mr. Holliday in connection with the termination of his employment with the Company:

•                  Termination without Cause or for Good Reason.  If Mr. Holliday’s employment is terminated by the Company without Cause or by Mr. Holliday for Good Reason, Mr. Holliday will receive a cash severance payment equal to the sum of (1) his average annual base salary in effect during the preceding 24 months (his “Average Annual Base Salary”), plus (2) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years (his “Average Annual Cash Bonus”), plus (3) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions (the “Average Deferred Compensation”), plus (4) a pro-rata bonus for the year in which Mr. Holliday’s employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Holliday’s Average Annual Cash Bonus.  Mr. Holliday will also continue to receive his medical and welfare benefits for 12 months, and all of his outstanding equity awards (other than those awards made under the Company’s 2005 Outperformance Plan, 2010 Long-Term Compensation Plan and 2003 Long-Term Outperformance Compensation Program (collectively, the “Outperformance Plans”)) and all of his outstanding unvested deferred compensation contributions will fully vest upon termination.  Under Mr. Holliday’s employment agreement, Mr. Holliday will also have 12 months of additional vesting for his awards under the 2003 Long-Term Outperformance Compensation Program.  If such termination occurs in connection with or within 18 months after a Change-in-Control, then, in addition, Mr. Holliday will be entitled to receive (1) a cash severance payment equal to the sum of three times the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation (as opposed to one times such amount) and (2) medical and welfare benefits for 24 months (as opposed to 12 months).  Mr. Holliday’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with the Company, unless such termination occurs in connection with or within 18 months after a Change-in-Control.

•                  Termination upon disability.   If Mr. Holliday’s employment is terminated by the Company due to Mr. Holliday’s disability, Mr. Holliday will receive (1) a cash severance payment equal to the sum of his Average Annual Base Salary, Average Annual Cash Bonus, and Average Deferred Compensation plus a pro-rata bonus for the year in which his employment was terminated (and the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus, (2) continuing medical and welfare benefits for 36 months, (3) 24 months of additional vesting for his outstanding equity awards (other than those awards made under the Outperformance Plans or granted in lieu of cash bonuses) and full vesting for his equity awards granted in lieu of cash bonuses and any unvested deferred compensation contributions.  Mr. Holliday’s receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with the Company.

•                  Termination upon death.   If Mr. Holliday’s employment is terminated upon his death, Mr. Holliday’s estate will receive (1) a cash severance payment equal to his pro-rata bonus for the year in which his employment was terminated (and the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus and (2) 24 months of additional vesting for his outstanding equity awards (other than those awards made under the Outperformance Plans or granted in lieu of cash bonuses) and full vesting for his equity awards granted in lieu of cash bonuses and his outstanding unvested deferred compensation contributions.  Mr. Holliday’s estate will only be entitled to receive such pro rata bonus, vesting credit, payments and other benefits with respect to his outstanding equity awards to the extent that the aggregate value of such pro rata bonus, vesting credit, payments and other benefits exceeds the amount payable to Mr. Holliday’s beneficiaries under the life insurance policy, or self-insurance, maintained by the Company.

All of the cash severance payments described above are to be made as lump sum payments at the time of termination.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, severance pay and benefits be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Holliday, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Holliday’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Holliday.

The terms Cause, Good Reason and Change-in-Control are specifically defined in Mr. Holliday’s employment agreement.

The discussion above is qualified in its entirety by reference to copies of the Amended and Restated Employment and Noncompetition Agreement by and between the Company and Mr. Holliday and the Deferred Compensation Agreement by and between the Company and Mr. Holliday, which are being filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Deferred Compensation Agreement with Stephen L. Green

On December 18, 2009, the Company entered into a deferred compensation agreement with Stephen L. Green. The agreement provides for a contribution of notional stock units with a value equal to $150,000 on January 1, 2010 into a deferred compensation account maintained on behalf of Mr. Green. Such notional stock units will vest on December 31, 2010 subject to Mr. Green’s continued employment with the Company through such date.  Additionally, the agreement provides that, in the event Mr. Green’s employment is terminated by the Company without Cause, by Mr. Green for Good Reason or upon Mr. Green’s death or disability, the vesting of such notional stock units will accelerate to the same extent they would if they were restricted stock awards under Mr. Green’s employment agreement.

The discussion above is qualified in its entirety by reference to the copy of this deferred compensation agreement, which is being filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Amended and Restated Employment and Noncompetition Agreement, dated as of December 18, 2009, by and between SL Green Realty Corp. and Marc Holliday.
10.2	Deferred Compensation Agreement, dated as of December 18, 2009, by and between SL Green Realty Corp. and Marc Holliday.
10.3	Deferred Compensation Agreement, dated as of December 18, 2009, by and between SL Green Realty Corp. and Stephen L. Green.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Gregory F. Hughes
Name:	Gregory F. Hughes
Title:	Chief Financial Officer

Date: December 24, 2009